As filed with the Securities and Exchange Commission on May 30, 2019
Registration No.

 UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933
  Marathon Oil Corporation
(Exact name of registrant as specified in its charter)

Delaware	25-0996816
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

5555 San Felipe Street Houston, Texas	77056-2723
(Address of Principal Executive Offices)	(Zip Code)
MARATHON OIL CORPORATION 2019 INCENTIVE COMPENSATION PLAN
(Full title of the plan)

Reginald D. Hedgebeth
Senior Vice President, General Counsel & Secretary
5555 San Felipe Street
Houston, Texas 77056-2723
(Name and address of agent for service)
Telephone number, including area code, of agent for service: (713) 629-6600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $1.00 par value per share	27,900,000 shares	$14.825(2)	$413,617,500(2)	$50,130.44(2)

(1)
Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of shares of Common Stock that may be offered or issued by reason of stock splits, stock dividends or similar transactions or by reason of antidilution provisions of the Marathon Oil Corporation 2019 Incentive Compensation Plan.

(2)
Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and 457(h)(1) based upon the average of the high and low prices of the Common Stock reported on the New York Stock Exchange on May 23, 2019.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Marathon Oil Corporation (the “Registrant” or the “Company”) will send or give to all participants under the Marathon Oil Corporation 2019 Incentive Compensation Plan (the “Plan”) the documents containing information required by Part I of Form S-8, as specified in Rule 428(b)(1) under the Securities Act. The Registrant has not filed such documents with the Securities and Exchange Commission (the “SEC”), but such documents (along with the documents incorporated by reference into this Form S-8 Registration Statement (the “Registration Statement”) pursuant to Item 3 of Part II hereof) shall constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The following documents filed with the SEC by the Company (File No. 001-05153) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or as otherwise indicated, are hereby incorporated in this Registration Statement by reference and shall be deemed to be a part hereof:

(1)	the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018;
(2)	the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2019;
(3)
the Company’s Current Reports on Form 8-K filed with the SEC on January 20, 2019, February 13, 2019, February 28, 2019, May 1, 2019 and May 30, 2019 (except for any portions furnished pursuant to Item 2.02 or Item 7.01 thereof and any corresponding exhibits thereto not filed with the Commission); and

(4)
the description of the Common Stock contained in the Company’s Registration Statement on Form 8A-A filed on July 15, 2010, as updated by the Company’s Current Report on Form 8-K filed with the SEC on May 9, 2012.

All documents filed with the SEC by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than information furnished or otherwise not deemed to be filed) subsequent to the filing of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold, or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.
Any statement contained herein or incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
Not applicable.
Item 5. Interests of Named Experts and Counsel.
Not applicable.
Item 6. Indemnification of Directors and Officers.
Delaware General Corporation Law
Section 145 of the Delaware General Corporation Law (“DGCL”) empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director or officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by that person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. A Delaware corporation may indemnify directors, officers, employees and others against expenses (including attorneys’ fees) in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the person to be indemnified has been adjudged to be liable to the corporation. Where a director or an officer is successful on the merits or otherwise in the defense of any action referred to above or in defense of any claim, issue or matter therein, the corporation must indemnify that director or officer against the expenses (including attorneys’ fees) which he or she actually and reasonably incurred in connection therewith.
Section 102(b)(7) of the DGCL provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the DGCL or (4) for any transaction from which the director derived an improper personal benefit.
Certificate of Incorporation and Bylaws
Article Eleventh of the Company’s restated certificate of incorporation states that:
No director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director, except (i) for breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article Eleventh shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.
In addition, Article V of the Company’s by-laws provides that the Company shall indemnify and hold harmless to the fullest extent permitted by law any person who was or is made or is threatened to be made a party or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer, employee or agent of the Company or is or was serving at the request of the Company as an officer, director, employee or agent of another corporation, partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all expenses, liability and loss reasonably incurred or suffered by such person. The Company shall indemnify any person seeking indemnity in connection with a proceeding initiated by such person only if the proceeding was authorized by the Company’s board of directors.
Indemnification Agreements and Insurance
Agreements the Company may enter into with underwriters, dealers and agents who participate in the distribution of securities of the Company may contain provisions relating to the indemnification of the Company’s officers and directors.
The Company also maintains directors’ and officers’ liability insurance for its directors and officers that protects them from certain losses arising from claims or charges made against them in their capacities as directors or officers of the Company.
The Company maintains insurance policies under which the Company’s directors and officers are insured, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of actions, suits or proceedings, and certain liabilities which might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been such directors or officers.
Item 7.    Exemption from Registration Claimed.
Not applicable.
Item 8.    Exhibits.
Reference is made to the Index to Exhibits following the signature page, which Index is hereby incorporated into this item.
Item 9.    Undertakings.
(a) The undersigned registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) of the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
Provided, however, that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, the State of Texas, on May 30, 2019.

MARATHON OIL CORPORATION (Registrant)
By:	/s/ Gary E. Wilson
Gary E. Wilson Vice President, Controller and Chief Accounting Officer
POWER OF ATTORNEY
Each person whose signature appears below appoints Lee M. Tillman, Dane E. Whitehead and Gary E. Wilson, and each of them, severally, as his or her true and lawful attorney or attorneys-in-fact and agent or agents, each of whom shall be authorized to act with or without the other, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead in his or her capacity as a director or officer or both, as the case may be, of Marathon Oil Corporation, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and all documents or instruments necessary or appropriate to enable Marathon Oil Corporation to comply with the Securities Act and to file the same with the SEC, with full power and authority to each of said attorneys-in-fact and agents to do and perform in the name and on behalf of each such director or officer, or both, as the case may be, each and every act whatsoever that is necessary, appropriate or advisable in connection with any or all of the above-described matters and to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons on May 30, 2019 on behalf of the Registrant and in the capacities indicated.

Signature	Title

/s/ Lee M. Tillman	Chairman, President and Chief Executive Officer and Director
Lee M. Tillman	(Principal Executive Officer)
/s/ Dane E. Whitehead	Executive Vice President and Chief Financial Officer
Dane E. Whitehead	(Principal Financial Officer)
/s/ Gary E. Wilson	Vice President, Controller and Chief Accounting Officer
Gary E. Wilson	(Principal Accounting Officer)
/s/ Gregory H. Boyce	Director
Gregory H. Boyce
/s/ Chadwick C. Deaton	Director
Chadwick C. Deaton
/s/ Marcela E. Donadio	Director
Marcela E. Donadio
/s/ Jason B. Few	Director
Jason B. Few
/s/ Douglas L. Foshee	Director
Douglas L. Foshee
/s/ M. Elise Hyland	Director
M. Elise Hyland
/s/ J. Kent Wells	Director
J. Kent Wells

INDEX TO EXHIBITS

Exhibit Number		Description of Exhibit
4.1		Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Company’s Form 10-Q filed on June 1, 2018).
4.2		By-laws (Amended and restated as of February 24, 2016) (incorporated by reference to Exhibit 3.2 to the Company’s Form 10-Q filed on August 4, 2016).
4.3		Specimen of Common Stock certificate (incorporated by reference to Exhibit 3.3 to the Company’s Form 10-K filed on February 28, 2014).
4.4
Indenture, dated as of February 26, 2002, between Marathon Oil Corporation and The Bank of New York Trust Company, N.A., successor in interest to JPMorgan Chase Bank as Trustee, relating to senior debt securities (incorporated by reference to Exhibit 4.2 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 filed on February 28, 2014). Pursuant to CFR 229.601(b)(4)(iii), instruments with respect to long-term debt issues have been omitted where the amount of securities authorized under such instruments does not exceed 10% of the Company’s total consolidated assets. Marathon Oil hereby agrees to furnish a copy of any such instrument to the SEC upon its request.

4.5		Marathon Oil Corporation 2019 Incentive Compensation Plan (incorporated by reference to Appendix A to the Company’s Definitive Proxy Statement on Schedule 14A filed on April 12, 2019 ).
*5.1		Opinion of Cleary Gottlieb Steen & Hamilton LLP as to legality of securities.
*23.1		Consent of PricewaterhouseCoopers LLP.
*23.2		Consent of Cleary Gottlieb Steen & Hamilton LLP (included in Exhibit 5.1).
*23.3		Consent of Ryder Scott Company, L.P.
*23.4		Consent of Netherland, Sewell & Associates, Inc.
*24.1		Powers of Attorney of directors and officers of Marathon Oil Corporation (set forth on the signature page of this Registration Statement).
	*	Filed herewith.